Exhibit (d)(3)(iv)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of July 2, 2018 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Transamerica Flexible Income Name Change. Effective July 2, 2018, Transamerica Flexible Income is renamed Transamerica Bond.

2.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION[1]
Transamerica Balanced II	0.12% of the first $1 billion 0.05% in excess of $1 billion[2]

Transamerica Bond	0.12% of the first $250 million 0.10% over $250 million up to $500 million 0.08% over $500 million up to $1 billion 0.075% in excess of $1 billion

Transamerica Floating Rate	0.25% of the first $1 billion; 0.23% over $1 billion up to $1.5 billion; 0.22% over $1.5 billion up to $2 billion; and 0.21% over $2 billion

Transamerica High Yield Bond	0.35% of the first $20 million; 0.25% over $20 million up to $40 million; 0.20% over $40 million up to $125 million; and 0.15% over $125 million[3]

Transamerica Intermediate Bond	0.12% of the first $1 billion; and 0.05% over $1 billion[4]

Transamerica Government Money Market	0.05% of the first $1 billion; 0.04% over $1 billion up to $3 billion; and 0.03% over $3 billion[5]

Transamerica Multi-Managed Balanced	0.12% of the first $1 billion; and 0.05% over $1 billion[6]

Transamerica Short-Term Bond	0.25% of the first $250 million; 0.20% over $250 million up to $500 million; 0.175% over $500 million up to $1 billion; and 0.15% over $1 billion

[1]	As a percentage of average daily net assets on an annual basis.
[2]

The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica Intermediate Bond, Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company, that are advised by Aegon USA Investment Management, LLC.

[3]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Aegon High Yield Bond VP.
[4]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP, Transamerica Balanced II, and the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

[5]	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Aegon Government Money Market VP.
[6]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Intermediate Bond, Transamerica Balanced II, Transamerica Multi-Managed Balanced VP, the portion of assets of Balanced Ret Opt and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are advised by Aegon USA Investment Management, LLC.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of July 2, 2018.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Director, Investments

AEGON USA INVESTMENT MANAGEMENT, LLC

By:
Name:
Title: